ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this "**Agreement**") is made as of July 15, 2021, by and among Maven Media Brands, LLC, a Delaware limited liability company ("**Buyer**"), Fulltime Fantasy Sports, LLC, a Delaware limited liability company ("**Seller**"), Scott Atkins ("**Atkins**") and Ian Ritchie ("**Ritchie**," and together with Atkins, each a "**Member**" and collectively the "**Members**"). Buyer, Seller and the Members are each referred to herein as a "**Party**" and collectively as "**Parties**."

RECITALS

A. The Members own all of the membership interest in Seller.

B. Seller owns the Purchased Assets (as defined below).

C. After December 31, 2019 (the "**Services Date**") and prior to the Closing Date, Seller and Buyer have operated the Business pursuant to the Master Services Agreement, dated July 15, 2019, between Seller and Buyer (the "**MSA**").

D. Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, therefore, in consideration of the mutual agreements and covenants set forth herein, which are acknowledged by each Party to be fair and adequate consideration for its obligations and commitments hereunder, the Parties hereby agree as follows:

1. **Definitions**. Except as otherwise set forth herein, as used in this Agreement and the Exhibits and Schedules, the following definitions shall apply.

"**Action**" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

"**Affiliate**" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

"**Approvals**" means all franchises, grants, authorizations, exemptions, waivers, licenses, permits, easements, consents, certificates, approvals and orders.

"**Binding LOI**" means that certain Binding Letter of Intent and Term Sheet, dated as of November 25, 2019, by and between Parent and Seller.

"**Business**" means the business of Seller taken as a whole, including without limitation, digital publishing focused on fantasy sports, including without limitation, podcasting.

"**Business Day**" means any day other than a Saturday, a Sunday, or a day on which banks are required to be closed in New York, New York.

"**Contract**" means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, license, franchise, insurance policy, commitment or other arrangement or agreement, whether written or oral.

"**Encumbrance**" means any option, pledge, security interest, claim, lien, charge, encumbrance, easement, covenant, lease, rights of others, restriction (whether on voting, sale, transfer or disposition or otherwise), whether imposed by Contract, Law or otherwise, except those arising under applicable federal or state securities laws.

"**Governmental Entity**" means any court or tribunal in any jurisdiction or any federal, state, municipal, domestic, foreign or other administrative agency, department, commission, board, bureau or other governmental authority or instrumentality.

"**Law**" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

"**Liability**" means any debt, loss, damage, adverse claim, fines, penalties, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto (including all fees and expenses of legal counsel, experts, engineers and consultants and costs of investigation).

"**Licensed Purchaser Intellectual Property**" means all Purchased Intellectual Property that is owned by a third party and licensed or sublicensed to Seller and all Owned Purchaser Intellectual Property licensed to any third party by Seller.

"**Order**" means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award.

"**Owned Purchaser Intellectual Property**" means all Purchased Intellectual Property that is owned by Seller.

"**Permit**" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

"**Person**" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity or any other entity.

"**Seller's Disclosure Schedule**" means the written disclosure schedule of even date herewith delivered on or prior to the date hereof by Seller to Buyer corresponding to each representation and warranty made hereunder by Seller.

"**Seller's knowledge**" or "**knowledge of Seller**" or any other similar knowledge qualification means the actual knowledge of the Members.

"**Transaction Documents**" means this Agreement (and each of the exhibits and schedules attached hereto and incorporated by reference herein), the Employment Agreements, the Bill of Sale, the Ritchie Separation Agreement, the Atkins Separation Agreement, the License Agreement and any other documents, agreements and certificates delivered in connection with this Agreement.

2. **Purchase and Sale.**

2.1. Sale of Purchased Assets by Seller. Upon and subject to the terms and conditions hereof, including without limitation Section 2.3, at the Closing Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Purchased Assets as of the Closing Date, in each case free and clear of all Encumbrances. "**Purchased Assets**" shall mean solely the following assets:

(a) the following intellectual property and assets related to the Business: (i) all databases and any and all data, wherever contained (including registered user and paid member databases, historical data, including user-names, passwords, e-mails, cell phone contacts of all users of any fantasy sports product and used for contests, message boards/comments or anything related to the Business); (ii) all documentation constituting, describing or relating to the above; and (iii) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing (collectively, the "**Purchased Intellectual Property**");

(b) the following Business records: (i) subscriber and customer records and sales history with respect to subscribers and customers; and (ii) user email lists, subscriber lists, and customer lists (in each case, whether such records, lists and other materials are evidenced in writing, electronically or otherwise); and

(c) all rights of recovery and rights of set-off of any kind related to the Purchased Assets.

2.2. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer shall assume, effective as of the Closing, all Liabilities arising out of, relating to, or otherwise in respect of the Purchased Assets that arise out of or relate to the period from and after the Services Date (collectively, the "**Assumed Liabilities**").

2.3. Excluded Liabilities; Excluded Assets. Buyer will not assume or be liable for any Liabilities of Seller arising out of, relating to, or otherwise in respect of the Business or the use or ownership of the Purchased Assets on or before the Services Date and all other Liabilities of Seller or the Business other than the Assumed Liabilities, including all Liabilities relating to or arising out of the Excluded Assets (collectively, the "**Excluded Liabilities**"). Notwithstanding anything to the contrary contained herein, any asset of Seller not expressly included in the Purchased Assets, including without limitation the assets set forth in Schedule 2.3 hereto, are not part of the sale and purchase contemplated hereunder, and shall remain the property of Seller on and after the Closing Date (collectively, the "**Excluded Assets**").

2.4. Closing. The closing of the transactions contemplated by this Agreement (the "**Closing**") shall take place at 10:00 AM (Eastern Time) on the date hereof (the "**Closing Date**").

2.5. Purchase Price. In full consideration for the purchase by Buyer of the Purchased Assets, the purchase price (the "**Purchase Price**") shall be calculated and paid by Buyer to Seller and the Members as follows:

(a) to Seller, a cash payment of $300,000, which has been paid prior to the Closing Date;

(b) to Seller, aggregate cash payments of up to $450,000, paid, if earned, pursuant to Section 2.6 (the "**Cash Earn-Out Payments**"); and

(c) (i) to Ritchie, the restricted stock (the "**Parent Restricted Stock**") of TheMaven, Inc., a Delaware corporation ("**Parent**") for an aggregate of up to 600,000 shares of common stock, par value $0.01, of Parent ("**Parent Common Stock**"), and (ii) to Atkins, the Parent Restricted Stock of Parent for an aggregate of up to 150,000 shares of Parent Common Stock, in each case, issued on the Closing Date, and vesting, if earned, pursuant to Section 2.6 (the "**Parent Restricted Stock Earn-Out Payments**," and together with the Cash Earn-Out Payments, the "**Earn-Out Payments**"). For purposes of clarification, the Parties acknowledge that on or around December 31, 2019, Parent had had previously issued 1,500,000 restricted stock units of Parent (the "**Parent RSUs**") to Seller. In connection with the transactions contemplated by this Agreement, Parent shall cancel all Parent RSUs previously issued to Seller and issue the Parent Restricted Stock, as set forth in this Section 2.5(c). After Parent issues the Parent Restricted Stock set forth in this Section 2.5(c), Ritchie and Atkins shall each execute an 83(b) election for such issuance, and Ritchie and Atkins shall withdraw the 83(b) election that they had mistakenly submitted in January 2020 in connection with the Parent RSUs.

2.6. Cash Earn-Out Payments; Vesting of Parent Restricted Stock.

(a) Cash Earn-Out Payments. The Cash Earn-Out Payments will be paid by Buyer to Seller as follows:

(i) On December 31, 2021 (the "**First Earn-Out Payment Date**"), a cash payment in the amount of $225,000; and

(ii) On June 30, 2022 (the "**Second Earn-Out Payment Date**," and together with the First Earn-Out Payment Date each a "**Payment Date**"), a cash payment in the amount of $225,000.

(b) Vesting of Parent Restricted Stock. The Parent Restricted Stock held by Ritchie and Atkins shall vest as follows (collectively, the "**Parent Restricted Stock Vesting**"):

(i) As of the Closing Date, one-third of the Parent Restricted Stock held by Ritchie (*i.e.*, 200,000 shares) and Atkins (*i.e.*, 50,000 shares) shall be vested, for an aggregate of 250,000 shares of Parent Common Stock;

(ii) On the First Earn-Out Payment Date, one-third of the Parent Restricted Stock held by Ritchie (*i.e.*, 200,000 shares) and Atkins (*i.e.*, 50,000 shares) shall automatically vest, for an aggregate of 250,000 shares of Parent Common Stock; and

(iii) On the Second Earn-Out Payment Date, the final one-third of Parent Restricted Stock held by Ritchie (*i.e.*, 200,000 shares) and Atkins (*i.e.*, 50,000 shares) shall automatically vest, for an aggregate for 250,000 shares of Parent Common Stock.

(c) Notwithstanding anything to the contrary set forth in this Section 2.6,

(i) any and all Cash Earn-Out Payments due to Seller shall be reduced by fifty percent (50%) if Ritchie and/or Atkins (each a "**Key Person**"), as of the applicable Payment Date, is then, or at any time prior to such Payment Date was, in material breach of such Key Person's Separation Agreement or any other Transaction Document to which such Key Person is a party, and such breach remains, or remained, uncured 30 days after such Key Person's receipt of written notice thereof;

(ii) the Parent Restricted Stock Vesting for Ritchie's Parent Restricted Stock and Atkins's Parent Restricted Stock shall each be reduced by fifty percent (50%) if: (x) Ritchie, as of the applicable Payment Date, is then, or at any time prior to such Payment Date was, in material breach of the Ritchie Separation Agreement or any other Transaction Document to which Ritchie is a party, and such breach remains or remained, uncured 30 days after Ritchie's receipt of written notice thereof; and/or (y) Atkins, as of the applicable Payment Date, is then, or at any time prior to such Payment Date was, in material breach of the Atkins Separation Agreement or any other Transaction Document to which Atkins is a party, and such breach remains, or remained, uncured 30 days after Atkins's receipt of written notice thereof;

; *provided, that*, upon the closing of Parent's next equity financing (in a single transaction or series of related transactions) with net proceeds of at least $50,000,000, the Cash Earn-Out Payments and Parent Restricted Stock Vesting (after giving effect to any reduction pursuant to this Section 2.6(c) and any set-off or forfeiture pursuant to Section 8.5 below) shall be accelerated so that (x) any unpaid Cash Earn-Out Payments shall be immediately due and payable and (y) all unvested Parent Restricted Stock held by Ritchie and Atkins shall automatically vest;

; *provided*, *further*, *that*, under no circumstances shall the reductions described in Section 2.6(c) above exceed fifty percent (50%) regardless of whether one or both Key Persons are in material breach of such applicable terms described in Section 2.6(c).

(d) If the Parent Restricted Stock Vesting for Ritchie and Atkins shall be reduced as set forth in Section 2.6(c) above (a "**Vesting Reduction Event**"), Parent shall have

the right and option (the "**Purchase Option**") to purchase from Ritchie and Atkins, for a sum of $0.0001 per share (the "**Option Price**"), some or all of the shares of Parent Restricted Stock which will not vest due to such Vesting Reduction Event (such shares, "**Unvested Shares**").

(e) Parent may exercise the Purchase Option by delivering or mailing to Ritchie and Atkins, within 90 days after the applicable Vesting Reduction Event, a written notice of exercise of the Purchase Option. Such notice shall specify the number of Unvested Shares to be purchased. Within 10 days after delivery to Ritchie and Atkins of Parent's notice of the exercise of the Purchase Option, Ritchie and Atkins shall deliver to Parent the certificate or certificates (if any) representing the Unvested Shares that Parent has elected to purchase, duly endorsed in blank or with duly endorsed stock powers attached thereto, all in form suitable for the transfer of such Unvested Shares to Parent. Promptly following its receipt of such certificate or certificates (if any) and stock powers, Parent shall pay to each of Ritchie and Atkins the aggregate Option Price for such Party's Unvested Shares being purchased. The Option Price may be payable, at the option of Parent, in cancellation of all or a portion of any outstanding indebtedness of the applicable Party to Parent or in cash (by check) or both.

(f) There is no guarantee that Seller will receive any Cash Earn-Out Payment or that the Parent Restricted Stock held by Ritchie and Atkins will vest, depending on the conditions set forth in this Section 2.6.

2.7. Allocation. Buyer and Seller agree that the amount of the Purchase Price and the Assumed Liabilities that are liabilities for federal income tax purposes shall be allocated for federal income tax purposes among the Purchased Assets as reasonably determined by Buyer. Buyer shall notify Seller of such allocation prior to the first anniversary of the Closing. Such allocation (and any amendments thereto by reason of any adjustments to the Purchase Price hereunder) shall be binding upon the Parties for purposes of filing any return, report or schedule regarding taxes, unless otherwise required by Law or a final determination of a taxing authority.

3. **Representations and Warranties of Seller**. As a material inducement to Buyer to enter into this Agreement, (a) Seller makes the representations and warranties set forth below (other than the representations and warranties set forth in Section 3.17), and (b) each Member makes the representations and warranties set forth in Section 3.17, all of which are true and correct as of the Closing:

3.1. Formation and Qualification; No Subsidiaries. Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and are in possession of Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on the Business as it is now being conducted. Seller does not own or control, directly or indirectly, any interest in any other Person. Seller is not a participant in any joint venture, partnership or similar arrangement. The Members own all of the membership interest in Seller.

3.2. Authority Relative to this Agreement. Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions

contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

3.3. No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (a) conflict with or violate the Certificate of Formation and operating agreement of Seller, (b) conflict with or violate any Law or Order applicable to Seller, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in a modification of any right or benefit under, or impair Seller's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, or result in increased payments or cancellation under, or result in the creation of an Encumbrance on any of the properties or assets of Seller pursuant to, any Contract to which Seller is a party or by which Seller or its properties are bound or affected. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not require any Approval or Permit of, or filing with or notification to, any Governmental Entity or any other Person.

3.4. Intentionally Omitted.

3.5. Compliance with Law; Permits. Seller is not in material conflict with, or in material default or material violation of any Law or Order applicable to Seller or by which it or its properties are bound or affected. Seller holds all Permits that are necessary to the operation of the Business as it is now being conducted. Seller is in material compliance with the terms of such Permits.

3.6. Financial Statements. *Schedule 3.6* contains the unaudited balance sheet and statements of operations for Seller for the period ended December 31, 2019, and the unaudited balance sheet and statements of operations for Seller for 2018 fiscal year (collectively, the "**Seller Financial Statements**"). The Seller Financial Statements have been prepared in accordance with generally accepted accounting principles, and fairly present in all material respects the financial condition and operating results of Seller as of the dates, and for the periods, indicated therein.

3.7. Absence of Certain Changes or Events. Except as set forth in *Schedule 3.7*, since December 31, 2018, Seller has conducted the Business in the ordinary course and there has not occurred any of the following: (a) any change, effect or circumstance that is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Business, the Purchased Assets or Seller; (b) any amendments or changes in the Certificate of Formation and operating agreement of Seller; (c) any damage to, destruction or loss of any Purchased Asset (whether or not covered by insurance); (d) any material change by Seller in its accounting methods, principles or practices; (e) any material revaluation by Seller of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any sale of a material amount of property of Seller, except in the ordinary course of business; (g) any declaration, setting aside or payment of any dividend or distribution in respect of the equity interests of Seller or any redemption, purchase or

other acquisition of any of Seller's equity; (h) any increase in the compensation or benefits or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, equity option, equity purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers of Seller, in each case, except in the ordinary course of business consistent with past practice; (i) any creation or assumption by Seller of any Encumbrance on any Purchased Asset, other than in the ordinary course of business consistent with past practice; (j) any making of any loan, advance or capital contribution to or investment in any Person by Seller, other than advances to employees to cover travel and other ordinary business-related expenses in the ordinary course of business consistent with past practice; (k) any incurrence or assumption by Seller of any indebtedness or (l) any material modification, amendment, assignment or termination of or relinquishment by Seller of any rights under any material contract related to the Purchased Assets.

3.8. No Undisclosed Liabilities; Indebtedness. Except as set forth in *Schedule 3.8*, Seller has no Liabilities except Liabilities (a) in the aggregate adequately provided for in Seller's unaudited balance sheet as of December 31, 2019 and (b) incurred since December 31, 2019 in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement. Seller has no indebtedness.

3.9. Absence of Litigation. There are no Actions pending or, to the knowledge of Seller, threatened against Seller, the Business or the Purchased Assets, or any director, officer or employee of Seller, in his or her capacity as such. None of Seller, the Business or the Purchased Assets is subject to any outstanding Order.

3.10. Employment Agreements. Each current and former employee, consultant and officer of Seller has executed an agreement with Seller regarding confidentiality and proprietary information substantially in the form or forms delivered to Buyer (the "**Confidential Information Agreements**"). No current or former Seller employee has excluded works or inventions from his or her assignment of inventions pursuant to such employee's Confidential Information Agreement. To Seller's knowledge, no Seller employees are in violation of any Confidential Information Agreement. To Seller's knowledge, it will not be necessary to use any inventions of any of its employees or consultants made prior to their employment or engagement by Seller.

3.11. Title to Property. Except as set forth in *Schedule 3.11*, Seller has good record, marketable and defensible title to the Purchased Assets, free and clear of all Encumbrances.

3.12. Taxes. Except as set forth in *Schedule 3.12*:

(a) Seller has timely filed all tax returns and reports required to be filed by it, and all taxes required to be paid by it have been timely paid by it, and all such tax returns are correct and complete in all material respects. All taxes required to be withheld by Seller have been withheld and have been (or will be) duly and timely paid to the proper Governmental Entity to the extent required by Law. No deficiencies for any taxes have been proposed, asserted or assessed against Seller that are still pending.

(b) No requests of Seller for waivers of the time to assess any Seller taxes have been made that are still pending. The tax returns of Seller have never been audited by the Internal Revenue Service (the "**IRS**") or by any Governmental Entity, and, to the knowledge of Seller, no future audit of such tax returns has been proposed. Seller has received no written notice that any tax return of Seller is currently under audit by the IRS or by any Governmental Entity.

(c) No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of taxes (including, but not limited to, any applicable statute of limitation) or the period for filing any tax return, in each case, with respect to the Business or the Purchased Assets, has been executed or filed with the IRS or any Governmental Entity by or on behalf of Seller. Seller has not requested any extension of time within which to file any tax return with respect to the Business or the Purchased Assets, which tax return has since not been filed.

(d) There are no Encumbrances for taxes (other than taxes not yet due and payable) upon any of the Purchased Assets.

3.13. Intellectual Property.

(a) *Schedule 3.13(a)* sets forth a list of all Owned Purchaser Intellectual Property that is registered, issued or the subject of a pending application for registration and all material Licensed Purchaser Intellectual Property. Seller (i) owns and possesses all right, title and interest in and to the Owned Purchaser Intellectual Property, free and clear of all Encumbrances, or (ii) has a right to use the Licensed Purchaser Intellectual Property, in each case, without conflict with, or violation or infringement of, the rights of others.

(b) Seller has not infringed, misappropriated or otherwise violated any intellectual property rights or other proprietary rights of any other Person. Seller has not received any written communications alleging that Seller has violated, or by conducting its Business, would violate any intellectual property or other proprietary rights or processes of any other Person. To Seller's knowledge, no third party is infringing upon, or misappropriating, Seller's rights in any Owned Purchaser Intellectual Property or Licensed Purchaser Intellectual Property. Seller has not received any written notice to the effect that any Owned Purchaser Intellectual Property registered with any Governmental Entity is invalid or not subsisting.

(c) There is no Action pending or, to Seller's knowledge, threatened against or affecting Seller or any current or former officer, director or employee of Seller (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by Seller of any of the Owned Purchaser Intellectual Property or Seller's rights in the Licensed Purchaser Intellectual Property, (ii) alleging that the use or exploitation of the Owned Purchaser Intellectual Property or the Licensed Purchaser Intellectual Property or any services provided, processes used, or products manufactured, used, imported or sold by Seller do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property or other proprietary right of any third party, or (iii) alleging that Seller has infringed, misappropriated, or otherwise violated any intellectual property, or other proprietary right of any third party.

(d) The Purchased Intellectual Property, the creation, manufacturing, licensing, marketing, offer for sale, sale or use of any products and services in connection with the Business as presently conducted, and the present business practices, methods and operations of Seller do not infringe, constitute an unauthorized use of, misappropriation or violate any copyright, mark, patent, trade secret or other similar right of any Person and, to the knowledge of Seller, do not infringe, constitute an unauthorized use of, misappropriate, dilute or violate any other intellectual property or other right of any Person (including pursuant to any non-disclosure agreements or obligations to which Seller or any of its employees or former employees is a party). The consummation of the transactions contemplated by this Agreement shall not alter, impair or extinguish any rights of Seller in the Purchased Intellectual Property.

3.14. Related Party Transactions. Except as set forth in *Schedule 3.14*, there has been no transaction between Seller, on the one hand, and any Affiliate of Seller, any officer, director or employee of Seller, or any spouse, parent, child, grandchild or sibling of any officer, director or employee of Seller, on the other hand, other than transactions related to employment.

3.15. Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Seller are of the kinds, in the amounts, and against the risks customarily maintained by organizations similarly situated.

3.16. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Seller in connection with the transactions contemplated by this Agreement.

3.17. Investment Intention. Each Member has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of acquiring the Parent Restricted Stock. Each Member confirms that Buyer has made available to it the opportunity to ask questions of the officers and management of Parent to acquire additional information about Parent. Each Member will acquire the Parent Restricted Stock for investment only, and not with a view toward or for resale in connection with any distribution thereof or with any present intention of distributing or selling any interest therein. Each Member understands that the sale, transfer and assignment of the Parent Restricted Stock hereunder have not been, and will not be registered or qualified under the Securities Act of 1933, as amended (the "**Securities Act**"), if applicable, nor any state or any other applicable securities Law, if applicable, by reason of a specific exemption from the registration or qualification provisions of those Laws, based in part upon Each Member's representations in this Agreement. Each Member understands that no part of the Parent Restricted Stock may be resold unless such resale is registered under the Securities Act and registered or qualified under applicable state securities Laws or an exemption from such registration and qualification is available. Each Member is an "accredited investor" as such term is defined in Rule 501 of Regulation D of the Securities Act.

3.18. Disclosure. This Section 3, as supplemented by the Seller's Disclosure Schedule, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4. **Representations and Warranties of Buyer**. As a material inducement to Seller to enter into this Agreement, Buyer make the following representations and warranties to Seller, all of which are true and correct as of the Closing:

4.1. Formation and Qualification. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and Buyer has the requisite limited liability company power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Buyer is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

4.2. Authority Relative to this Agreement. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company actions on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

4.3. No Conflict, Required Filings and Consents. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not, (a) conflict with or violate the Certificate of Formation or operating agreement of Buyer, (b) conflict with or violate any Law or Order applicable to Buyer, or (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Buyer of any right or benefit under, or impair Buyer's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Encumbrance on any of the properties or assets of Buyer pursuant to, any Contract, Law or Order to which Buyer or its properties are bound or affected. The execution and delivery of this Agreement by Buyer does not, and the performance of this Agreement by Buyer will not require any Approval or Permit of, or filing with or notification to, any Governmental Entity.

4.4. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from Buyer in connection with the transactions contemplated by this Agreement.

4.5. Disclosure. This Section 4 does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5. **Additional Agreements.**

5.1. Public Announcements. The Parties shall consult with each other before issuing any press release with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and shall not issue any such press release or make any such public statement, except as required by Law without the prior consent of the other Parties, which shall not be unreasonably withheld, delayed or conditioned.

5.2. Preservation of Records. Seller and Buyer agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Business for a period of three years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by any such Party in connection with, among other things, any insurance claims by, Actions against, or governmental investigations of Seller or Buyer or any of their Affiliates, or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement, the Transaction Documents and each other agreement, document or instrument contemplated hereby or thereby.

5.3. Tax Cooperation. After the Closing, Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in the preparation of all tax returns related to the Purchased Assets prior to Closing and shall provide, or cause to be provided at Seller's sole cost and expense, to Buyer any records and other information requested by Buyer in connection therewith. Seller shall, and shall cause its Affiliates to, cooperate fully with Buyer in connection with any tax investigation, audit or other proceeding related to the Purchased Assets for any period prior to Closing.

5.4. Termination of Master Services Agreement. Effective immediately as of the Closing Date, the MSA and all statements of work thereunder, shall be deemed terminated pursuant to Section 11.3 of the MSA with all notice provisions thereunder waived. In full settlement of all amounts payable under the MSA, Buyer will pay Seller an aggregate cash payment in the amount of $370,000 as follows:

(a) on the one month anniversary of the Closing Date, a cash payment in the amount of $123,333.34;

(b) on the two month anniversary of the Closing Date, a cash payment in the amount of $123,333.33; and

(c) on the three month anniversary of the Closing Date, a cash payment in the amount of $123,333.33.

5.5. Non-Solicitation; Confidentiality.

(a) For a period from the date hereof until the second anniversary of the Closing Date, Seller and the Members shall not and shall cause their directors, officers, employees and Affiliates, as applicable, not to cause, solicit, induce or encourage any employees of Buyer or its Affiliates to leave such employment or hire, employ or otherwise engage any such individual. Notwithstanding the foregoing, this Section 5.5(a) shall not deemed to have been breached or violated by (i) the placement of general advertisements by Seller or any Members that may be

targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Buyer or its Affiliates; or (ii) the employment or engagement by Seller or any Member of any of the Persons set forth on Schedule 5.5(a) who have either (i) voluntarily requested to be employed or engaged by Seller or any Member or (ii) been terminated by Buyer or its Affiliates without Cause (as defined in the Employment Agreements).

(b) From and after the date hereof, Seller and the Members shall not and shall cause their Affiliates and their respective officers and directors not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Buyer or use or otherwise exploit for its own benefit or for the benefit of anyone other than Buyer, any Confidential Information (as defined below). Seller, the Members and their respective officers, directors and Affiliates shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, Seller or the Members shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order. For purposes of this Section 5.5(b), "**Confidential Information**" means any information with respect to the Purchased Assets. Confidential Information does not include information that (i) is generally available to the public on the date hereof; (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder; or (iii) is independently developed by Seller, Members or their Affiliates or their respective officers, directors, employees or representatives without use of the Confidential Information as evidenced by contemporaneous documentation. Notwithstanding anything to the contrary in this Agreement, the exercise by Seller or Members of their respective rights under the terms of the License Agreement shall not be a breach of this Section 5.5(b).

(c) The covenants and undertakings contained in this Section 5.5 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 5.5 will cause irreparable injury to Buyer, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 5.5 will be inadequate. Therefore, Buyer will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 5.5 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 5.5 are cumulative and in addition to any other rights and remedies which Buyer may have hereunder or at law or in equity. Notwithstanding anything to the contrary in this Section 5, if Buyer (i) makes a general assignment for the benefit of creditors; (ii) is adjudicated bankrupt or insolvent; (iii) files a petition seeking to take advantage of any Law providing for the relief of debtors; or (iv) takes any action for the purpose of effecting any of the foregoing, in any case the covenants and undertakings contained in Section 5.5(a) shall be null and void.

(d) The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other substantially similar feature of this Section 5.5 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other substantially similar feature which is determined by such court to be

reasonable, not arbitrary and not against public policy may be enforced against the applicable Party.

5.6. Migration of Purchased Assets. To the extent any Purchased Assets have not been fully migrated or transferred to Buyer as of the Closing Date, Seller and Members will take all commercially reasonable actions necessary to migrate and transfer such Purchased Assets to Buyer as promptly as possible.

5.7. Mutual Release and Covenant Not to Sue.

(a) Effective as of the Closing, Seller and each Member, on behalf of itself and himself, and Seller's and each Member's Affiliates and its, his and their respective equityholders, officers, directors, managers, employees, agents, attorneys, representatives, spouses, heirs, beneficiaries, estates and executors, and its, his and their respective successors, assigns and insurers (collectively, the "**Seller Releasors**"), does hereby release and forever discharge, and covenants not to sue, Buyer and its Affiliates (including Parent), and its and their respective equityholders, officers, directors, managers, employees, agents, attorneys and representatives, and their respective spouses, heirs, beneficiaries, estates and executors, and its and their respective predecessors, successors, and assigns, of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected (collectively, "**Claims**"), which the Seller Releasors ever had, now have, or may have, from the beginning of time to the Closing Date, including, without limitation, Claims arising from or related to the Business, the Purchased Assets, the MSA, and the Binding LOI ("**Seller Claims**"), except any and all Seller Claims based on or related to the performance of this Agreement or the other Transaction Documents on and after the Closing Date, including without limitation the obligations of the Buyer Indemnifying Parties under Section 8.2 below. For the avoidance of doubt, Seller Releasors expressly reserve the right to bring any Claim or defense against the Tedeschi Parties (defined below).

(b) Effective as of the Closing, Buyer, on behalf of itself and its Affiliates and its and their respective equityholders, officers, directors, managers, employees, agents, attorneys, representatives, spouses, heirs, beneficiaries, estates and executors, and its and their respective successors, assigns and insurers (collectively, the "**Buyer Releasors**"), does hereby release and forever discharge, and covenants not to sue, Seller, the Members and its and their respective Affiliates, and its and their respective equityholders, officers, directors, managers, employees, agents, attorneys and representatives, and their respective spouses, heirs, beneficiaries, estates and executors, and its and their respective predecessors, successors, and assigns (collectively, the "**Seller Releasees**"), of and from any and all Claims which the Buyer Releasors ever had, now have, or may have, from the beginning of time to the Closing Date, including, without limitation, Claims arising from or related to the Business, the Purchased Assets, the MSA, and the Binding LOI ("**Buyer Claims**"), except any and all Buyer Claims based on or related to (i) the performance of this Agreement or the other Transaction Documents on and after the Closing Date and (ii) any Claims or defenses Buyer Releasors may have against Brant Tedeschi, Vibrant Web Limited Liability Company dba Fantasy SP, Blake Tedeschi, Kevin Fortuna, or Dedalus Enterprises, LLC (each a "**Tedeschi Party**" and collectively, the "**Tedeschi Parties**"). For the avoidance of doubt, the Parties expressly agree that the Seller Releasees do not include the

Tedeschi Parties. Buyer Releasors expressly reserve any Claim by or any defense made available to any Buyer Releasor against the Tedeschi Parties.

6. **Deliveries at Closing**.

6.1. Seller Closing Deliveries. At or prior to the Closing Date, Seller shall deliver to Buyer:

(a) employment agreements, in a form reasonably acceptable to Buyer, duly executed by each employee of Seller set forth on Schedule 6.1(a) (the "**Employment Agreements**");

(b) a duly executed bill of sale substantially in the form of Exhibit A attached hereto (the "**Bill of Sale**");

(c) a separation agreement, between Buyer and Ritchie, in the form of Exhibit B attached hereto (the "**Ritchie Separation Agreement**"), duly executed by Ritchie;

(d) a separation agreement, between Buyer and Atkins, in the form of Exhibit C attached hereto (the "**Atkins Separation Agreement**"), duly executed by Atkins;

(e) a license agreement, between Buyer and Seller, in the form of Exhibit D attached hereto (the "**License Agreement**"), duly executed by Seller; and

(f) a certificate, dated as of the Closing Date, of the Secretary or an Assistant Secretary of Seller, attaching (i) accurate and complete copies of all necessary manager and member action to enable Seller to comply with the terms of this Agreement, (ii) an accurate and complete copy of Seller's operating agreement, and (iii) an accurate and complete list of Seller's managers, members and officers.

6.2. Buyer's Closing Deliveries. At or prior to the Closing Date, Buyer shall deliver to Seller:

(a) All documentation related to the issuance of 750,000 shares of Parent Restricted Stock to Ritchie and Atkins, pursuant to Section 2.5(c);

(b) the Employment Agreements, duly executed by Buyer;

(c) the Ritchie Separation Agreement, duly executed by Buyer;

(d) the Atkins Separation Agreement, duly executed by Buyer; and

(e) the License Agreement, duly executed by Buyer.

7. **Survival**. All of the representations and warranties made herein by Seller, the Members and Buyer shall survive the execution and delivery of this Agreement until the 18-month anniversary of the Closing Date, except for (a) Section 3.12 (Taxes), which shall survive until the lapse of the statute of limitations with respect to the assessment of any taxes to which such

representation and warranty relates (including any extensions or waivers thereof), (b) Sections 3.1 (Formation and Qualification; No Subsidiaries), 3.2 (Authority Relative to this Agreement), 3.3 (No Conflict; Required Filings and Consents), 3.11 (Title to Property), 3.13 (Intellectual Property), 3.14 (Related Party Transactions), 3.16 (Brokers) and 3.17 (Investment Intention) which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Sections 7(a) and 7(b) collectively, "**Seller's Fundamental Representations**"), and (c) Sections 4.1 (Formation and Qualification), 4.2 (Authority Relative to this Agreement), 4.3 (No Conflict; Required Filings and Consents), and 4.4 (Brokers) which shall survive until the lapse of the statute of limitations with respect thereto (such sections referenced in Section 7(c) collectively, "**Buyer's Fundamental Representations**") provided, however, that any obligations under Section 8.1(a) or Section 8.2(a) shall not terminate with respect to any Claims (as defined below) as to which the Indemnified Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Indemnifying Party before the termination of the applicable survival period. Notwithstanding the foregoing, this Section 7 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Closing Date and which shall survive according with its respective terms.

8. **Indemnification**.

8.1. Seller Indemnification. Except as otherwise provided in this Section 8, Seller and each Member, jointly and severally (collectively, the "**Seller Indemnifying Party**"), agree to indemnify, defend and hold harmless Buyer and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, a "**Seller Indemnified Party**") to the fullest extent permitted by law from and against any and all actions, suits, proceedings, claims, complaints, disputes, arbitrations or investigations or written threats thereof (collectively, "**Claims**") (including, without limitation, any Claim by a third party), losses, Liabilities, diminution in value, damages (including indirect, incidental and consequential damages but excluding punitive, special, and exemplary damages except to the extent that a Seller Indemnified Party is required to pay such damages to a third party), costs and expenses, taxes, interest, awards, judgments and penalties (including attorneys' and consultants' fees and expenses) suffered or incurred by them (including any Action brought or otherwise initiated by any of them) (collectively, "**Losses**") resulting from or arising out of (a) any breach of any representation or warranty by Seller or the Members in this Agreement, (b) any breach of any covenant or agreement by Seller in this Agreement, (c) any Excluded Liability and Excluded Asset, and (d) other than any Excluded Tedeschi Liability, any Liability arising from or relating in any way to the Tedeschi Parties, including, (i) any purported purchase or sale of any assets of Fantasy SP, (ii) any purported ownership interest in Seller by Brant Tedeschi (and any purported voting, consent, governance, transfer, distribution and other rights related thereto), and (iii) the employment of Brant Tedeschi by Seller or Buyer, subject to the obligations of the Buyer Indemnifying Parties under Section 8.2(d). "**Excluded Tedeschi Liability**" means any Liability arising from (x) Buyer's wrongful termination of, or failure to pay wages or any other amounts due to Brant Tedeschi in connection with, the employment of Brant Tedeschi by Buyer, or (y) any Action commenced by Buyer against Brant Tedeschi other than an Action primarily seeking an injunction, restraining order or other equitable relief.

8.2. Buyer Indemnification. Except as otherwise provided in this Section 8, Buyer (the "**Buyer Indemnifying Party**", and the Seller Indemnifying Parties and the Buyer

Indemnifying Parties, collectively, the "**Indemnifying Parties**") agrees to indemnify, defend and hold harmless Seller, Members and their Affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling Persons (each, a "**Buyer Indemnified Party**" and the Seller Indemnified Parties and the Buyer Indemnified Parties, collectively, the "**Indemnified Parties**") from and against any and all Claims for Losses resulting from or arising out of (a) any breach of any representation or warranty by Buyer in this Agreement, and (b) any breach of any covenant or agreement by Buyer in this Agreement, (c) any Assumed Liabilities, and (d) any Liability arising from Buyer's wrongful termination of, or failure to pay wages or any other amounts due to Brant Tedeschi in connection with, the employment of Brant Tedeschi by Buyer.

8.3. Procedure for Indemnification.

(a) If any Indemnified Party receives notice of any Claim brought by a third party (a "**Third Party Claim**") in respect of which indemnity may be sought from an Indemnifying Party under this Section 8, the Indemnified Party shall give the Indemnifying Party written notice thereof (a "**Claim Notice**"). Such Claim Notice shall describe in reasonable detail the facts and circumstances giving rise to any Claim. The omission of any Indemnified Party to provide a Claim Notice shall not relieve such Indemnifying Party from any liability which it may have to such Indemnified Party under this Section 8 unless, and only to the extent that, such omission results in such Indemnifying Party's loss of substantive or practical rights or defenses.

(b) Subject to Section 8.3(a), the Indemnifying Party shall be entitled to assume the defense of any such Third Party Claim at its own expense, with counsel satisfactory to such Indemnifying Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such Claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for all of such reasonable documented fees and expenses of such counsel incurred in any action involving a Third Party Claim.

(c) In the event any Indemnified Party should have a claim against an Indemnifying Party that does not involve a Third Party Claim (a "**Direct Claim**"), the Indemnified Party shall deliver notice of such Direct Claim to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing. If the Indemnifying Party rejects such Direct Claim in the response, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on, the terms and subject to, the provisions of this Agreement. If the Indemnifying Party does not so respond within such thirty-day period, the Indemnifying Party shall be deemed to have agreed with such Direct Claim. If the Indemnifying

party agrees with the Direct Claim or is deemed to have agreed to the Direct Claim, the Indemnifying Party shall pay to the Indemnified Party the amount of such Direct Claim within two Business Days after the end of such thirty-day period.

(d) Each Party shall reasonably cooperate with the other Parties in the defense of any Claims, and, shall reasonably make available to the other Parties all materials and information relating thereto.

(e) The Indemnifying Party agrees that it will not, without the prior written consent of the Indemnified Party, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim relating to the matters contemplated hereby unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising or that may arise out of such Claim.

(f) The Parties agree to treat indemnification payments under Section 8 as adjustments to the Purchase Price for tax purposes.

8.4. Limitations on Indemnification. Notwithstanding any other provision of this Section 8, other than with respect to Claims based on fraud or willful misrepresentation, no Claims shall be brought for indemnification pursuant to Section 8.1(a) or Section 8.2(a) after the survival period set forth in Section 7 hereof, and, the Indemnifying Parties shall not be obligated, individually or collectively, to make any payment or payments pursuant to Section 8.1(a) or Section 8.2(a) in an aggregate amount in excess of $250,000 (the "**Cap**"). The Parties further agree that the Losses of the Indemnified Parties for indemnification pursuant to Section 8.1(a) or Section 8.2(a) will not be payable unless and until the aggregate amount of Losses being claimed by the Indemnified Parties shall equal or exceed $25,000 (the "**Indemnity Threshold**"); and, if that shall occur, then the Indemnifying Party will provide indemnification for all Losses incurred by the Indemnified Parties from the first dollar. The Cap and the Indemnity Threshold, however, shall not apply (i) to claims for breach of the Seller's Fundamental Representations or Buyer's Fundamental Representations, as applicable, or (ii) in respect of any breach of any representations and warranties made herein where the alleged breach is a result of fraud or willful misrepresentation.

8.5. Set-Off; Forfeiture of Parent Restricted Stock.

(a) Once a Loss is agreed to by a Seller Indemnifying Party or finally adjudicated to be payable pursuant to this Section 8, upon notice to such Seller Indemnifying Party specifying in reasonable detail the basis therefor, Buyer may (i) set-off any portion of the Cash Earn-Out Payment otherwise payable to Seller under this Agreement against such Loss; (ii) elect to cancel all or a portion of the Parent Restricted Stock held by Ritchie and Atkins with an aggregate value equal to the amount of such Loss; or (iii) elect some combination of subsection (i) and (ii) above.

(b) In the event that the Parties elect to pursue Section 8.5(a)(ii) or (iii), then Ritchie and Atkins shall, automatically and without any further action required by Buyer, Parent or Seller, be deemed to have forfeited such number of Parent Restricted Stock necessary to fully satisfy the amount of such Loss elected to be satisfied. For the purposes of any forfeiture of

the Parent Restricted Stock by Ritchie and Atkins pursuant to this Section 8.5, the Parent Restricted Stock shall be valued, as of the date on which the applicable Claim was incurred, at the volume weighted average price of one share of Parent Common Stock traded on the primary national securities exchange or marketplace (including the over-the-counter markets) on which the Parent Common Stock is then traded for the 20 consecutive trading day period immediately prior when such Claim is made by a Seller Indemnified Party.

(c) Neither the exercise of, nor the failure to exercise, such right of set-off and/or forfeiture will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it. If the Cash Earn-Out Payment otherwise due and payable to Seller is insufficient to pay the amount determined to be owed to any Seller Indemnified Party under this Section 8, Seller and the Members shall be responsible to pay any shortfall.

8.6. Sole Remedy. Each Party hereby acknowledges and agrees that (absent fraud or willful misrepresentation) its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 8.

8.7. Default Interest. If a Party fails to pay any amount owed to another Party pursuant to the terms of this Agreement, the outstanding balance will accrue interest at a rate equal to the prime rate of U.S. money center commercial banks as published in The Wall Street Journal plus 1% each month on a cumulative basis starting on the date such payment becomes due and owing.

9. **Taxes**.

9.1. Transfer Taxes. Buyer and Seller shall cooperate and timely file or cause to be filed all necessary documents (including all tax returns) with respect to any and all sales, use, stamp, documentary, filing, recording, transfer, real estate transfer, stock transfer, gross receipts, registration, duty, securities transactions or similar fees or taxes or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by the IRS or any other Governmental Entity in connection with the transactions contemplated by this Agreement (collectively, "**Transfer Taxes**"), which Transfer Taxes will be paid by the Person liable for such Transfer Taxes under applicable Law.

10. **Miscellaneous**.

10.1. Expenses. Except as otherwise provided herein, Seller and the Members, on the one hand, and Buyer, on the other, shall each pay their own expenses incident to the negotiation, preparation, and carrying out of this Agreement and the Transaction Documents.

10.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the Parties at the following addresses or sent by electronic transmission or facsimile transmission, with confirmation received, to the telecopy numbers or email addresses specified below (or at such other address, email address, or telecopy number for a Party as shall be specified by like notice):

To Buyer:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, WA 98101
Attention: Legal Department
Email: legal@maven.io

With a copy to (which shall not constitute notice):

Hand Baldachin & Associates LLP
1740 Broadway, 15th Floor
New York, NY 10019
Attention: Alan G. Baldachin, Esq.
E-Mail: abaldachin@hballp.com

To Seller or the Members:

Fulltime Fantasy Sports, LLC
10892 Maiden Lane
Bainbridge Island, WA 98110
Attention: Ian Ritchie and Scott Atkins
E-Mail: ian@fftoolbox.com and scott@fftoolbox.com

With a copy to (which shall not constitute notice):

Cairncross & Hempelmann, P.S.
524 Second Avenue, Suite 500
Seattle, WA 98104
Attention: Bob Seidel
E-Mail: rseidel@cairncross.com

Any such notice shall, when sent in accordance with the preceding sentence, be deemed to have been given and received on the earliest of (a) the day delivered to such address, (b) the day sent by facsimile transmission or email if such notice is delivered at or prior to 5:30 PM (Eastern Time) on a Business Day, (c) the next Business Day after the date sent by facsimile transmission or email if such notice is delivered on a day that is not a Business Day or later than 5:30 PM (Eastern Time) on a Business Day, (d) the fifth Business Day following the date deposited with the United States Postal Service, or (e) 24 hours after shipment by such courier service.

10.3. Assignment; Third Party Beneficiaries. Neither this Agreement nor any rights or obligations under it are assignable by any Party without the prior written consent of the other Parties; provided, however, that Buyer may assign its rights and obligations hereunder to any of its Affiliates. Except for the Indemnified Parties, there shall be no third party beneficiaries of this Agreement.

10.4. Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to

contracts executed in and to be performed in that State. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States, in each case located in the County of New York, for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating to this Agreement except in such courts). The Parties hereby further irrevocably waive any right to a jury trial in any action, proceeding or counterclaim arising out of or in connection with this Agreement, the Transaction Documents, the transactions contemplated herein or therein, and the actions of the Parties in the negotiation, administration, performance and enforcement hereof and thereof.

10.5. No Implied Waiver; Remedies; Rights Not Affected by Knowledge. No failure or delay on the part of any Party to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver nor shall any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the Parties may be entitled at law or in equity. The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and agreements of the Parties contained herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by the Party seeking indemnification, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement.

10.6. Amendments; Actual Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of Buyer and Seller. Any agreement on the part of Buyer or Seller to any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party against which enforcement of such extension or waiver is sought.

10.7. Severability. Any provision of this Agreement which is invalid or unenforceable shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions of this Agreement.

10.8. Specific Performance. The Parties each acknowledge that, in view of the uniqueness of the Purchased Assets and the transactions contemplated by this Agreement, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

10.9. Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto, sets forth the entire understandings of the Parties with respect to the subject matter hereof, and it incorporates and merges any and all previous communications, understandings, oral or written as to the subject matter hereof (including the Binding LOI).

10.10. Legal Counsel; Mutual Drafting. Each Party recognizes that this is a legally binding contract and acknowledges and agrees that such Party has had the opportunity to consult with legal counsel of such Party's choice. Each Party has cooperated in the drafting, negotiation

and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any Party on the basis of that Party being the drafter of such language. Each Party agrees and acknowledges that such Party has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

10.11. Counterparts. This Agreement may be executed and delivered in two or more counterparts (including by facsimile transmission, portable document format (.pdf), DocuSign, or other electronic means), each of which will constitute a valid and effective original, and all of which, when taken together, will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYER:

MAVEN MEDIA BRANDS, LLC
By: TheMaven, Inc., its Sole Member

By: [signature]
Name: Rob Barrett
Title: President of Media

SELLER:

FULLTIME FANTASY SPORTS, LLC

By: ______________________________
Name:
Title:

MEMBERS:

____
Scott Atkins

____
Ian Ritchie

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

BUYER:

MAVEN MEDIA BRANDS, LLC
By: TheMaven, Inc., its Sole Member

By: ______________________________
Name:
Title:

SELLER:

FULLTIME FANTASY SPORTS, LLC

By: Ian Ritchie
Name: Ian Ritchie
Title: Manager

MEMBERS:

____
Scott Atkins

Ian Ritchie
____
Ian Ritchie